AMENDMENT AGREEMENT A

AMENDMENT AGREEMENT A dated as of November 16, 2010, amongst ASGI Agility Income Fund (the “Business Trust”), each entity listed on Annex I, and such other entities as may be added to Annex I of the Agreement (as hereinafter defined) in the future (each a “Fund” and collectively the "Funds") and The Bank of New York Mellon (the “Custodian”).

WHEREAS, the Business Trust and the Custodian have entered into an Custody Agreement dated as of August 26, 2010, (the “Agreement”); and

WHEREAS, the parties wish to amend the Agreement as set forth herein;

NOW THEREFORE, for and in consideration of the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.    Annex I of the Agreement shall be amended to reflect the addition of the following entities:
ASGI Corbin Multi-Strategy Fund LLC
ASGI Aurora Opportunities Fund LLC

2.           This Amendment Agreement A shall become effective upon execution by the parties hereto.  From and after the execution hereof, any reference to the Agreement shall be a reference to the Agreement as amended hereby.

3.           Except as amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement A to be executed in counterparts by their respective officers, thereunto duly authorized, as of the date first above written.

EACH FUND LISTED ON ANNEX I HERETO

/s/ Michael Roman
By:	Michael Roman
Title:	Vice President

THE BANK OF NEW YORK MELLON

/s/ Lisa Rosen
By:	Lisa Rosen
Title:	Managing Director

ANNEX I

Fund Name:	Form of Organization:
ASGI AGILITY INCOME FUND	DELAWARE BUSINESS TRUST
ASGI CORBIN MULTI-STRATEGY FUND LLC	DELAWARE LIMITED LIABILITY COMPANY
ASGI AURORA OPPORTUNITIES FUND LLC	DELAWARE LIMITED LIABILITY COMPANY